Exhibit 23.1

Deloitte & Touche LLP
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Los Angeles, CA 90013-1010
USA

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Current Report on Form 8-K of Centene Corporation dated March 24, 2016 of our report dated February 29, 2016 related to the consolidated balance sheets of Health Net, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015.

Los Angeles, California

March 24, 2016

Member of
Deloitte Touche Tohmatsu Limited